Exhibit 99.1

CuraGen Contact:

Glenn Schulman, Pharm.D.

Assistant Director of Investor Relations

gschulman@curagen.com

(888) 436-6642

FOR IMMEDIATE RELEASE

CuraGen Reports Fourth Quarter and Year End 2005 Financial Results and

2006 Financial Guidance

- Conference call scheduled for today at 5:00 p.m. Eastern Time -

BRANFORD, Conn., – February 2, 2006 – CuraGen Corporation (NASDAQ: CRGN) today reported its consolidated financial results for the fourth quarter and fiscal year ended December 31, 2005.

For the year ended December 31, 2005, CuraGen’s consolidated net loss was $73.2 million, or $1.41 per share, compared to a net loss of $90.4 million, or $1.81 per share, for fiscal year 2004. The net loss for the fourth quarter of 2005 was $15.6 million, or $0.29 per share, compared to a net loss of $22.7 million, or $0.45 per share, in the fourth quarter of 2004.

As of December 31, 2005, CuraGen had available cash and investments of $226.5 million, and had outstanding 6% convertible debt of $66.2 million, due February 2007, and 4% convertible debt of $110 million, due February 2011. Net operating cash burn for 2005 was approximately $61 million, excluding net cash used of approximately $41 million for the repurchases of outstanding 2007 convertible debt.

Total consolidated revenues for the year ended December 31, 2005 were $23.5 million, compared to $6.3 million in 2004. Total consolidated revenues for the fourth quarter 2005 were $10.6 million, compared to $1.1 million in the fourth quarter of 2004. In the fourth quarter of 2005, 454 Life Sciences, a majority-owned subsidiary of CuraGen, recognized $7.3 million in revenue from sales of instrument systems and proprietary reagents, fee for service sales and royalties, as well as $0.9 million in grant revenue.

“CuraGen and 454 Life Sciences both achieved significant milestones in 2005 and we look to accelerate our momentum throughout 2006. At CuraGen, we successfully focused our resources on our most advanced oncology assets, including velafermin, PXD101 and CR011. We carefully managed our cash burn, reduced our outstanding 2007 convertible debt, and modified our agreement with Bayer for the development of BAY 76-7171 to allow for the continued development of this asset without diverting resources from our oncology pipeline,” stated Patrick J. Zenner, Interim Chief Executive Officer and Chairman of CuraGen. “In 2005, 454 Life Sciences emerged as a leader in whole genome sequencing technology with the launch of their Genome Sequencer 20 System, the signing of an exclusive distribution agreement with Roche, and the achievement of $19 million in milestone payments related to the Roche distribution agreement.”

“CuraGen has made significant progress advancing its pipeline. Our Phase II trial results with velafermin suggest potentially meaningful single-dose activity of velafermin for the prevention of oral mucositis at a safe and well-tolerated dose. We initiated several proof-of-concept trials with our HDAC inhibitor, PXD101, evaluating its role in the treatment of multiple myeloma, ovarian and colorectal cancers, and more recently, in a myeloma study of PXD101 in combination with Velcade® and as a single-agent therapy for T-cell lymphoma. We also made the necessary investments to advance CR011, an antibody-drug conjugate for metastatic melanoma, toward clinical trials that we expect to initiate during the first half of 2006,” commented Timothy M. Shannon, M.D., Executive Vice President of Research and Development and Chief Medical Officer. “Later this month, our investigators will present the Phase II prevention and Phase I treatment results on velafermin at the BMT Tandem Meetings. After the presentation of these data, we look forward to reviewing the Phase II results and providing an update on the clinical development plan for velafermin during a conference call on February 21, 2006.”

“In 2005, 454 Life Sciences emerged as a leader in next-generation sequencing technology, highlighted by the launch of the Genome Sequencer 20 System, first by us to select clients, and then through our exclusive distribution partner, Roche Applied Science. In the fourth quarter, 454 Life Sciences and Roche more than doubled the number of installed instrument systems, as compared to the first nine months of 2005, resulting in a year-end total of twenty Genome Sequencer 20 Systems being used by researchers across the United States, Europe and Asia, with some clients using multiple instrument systems at their institutions,” stated Christopher K. McLeod, President and Chief Executive Officer of 454 Life Sciences. “In 2006, we aim to grow our contract sequencing services revenues at our Measurement Services Center, while simultaneously working with Roche to increase the sales of the Genome Sequencer 20 System and reagents to clients around the globe.”

2006 Guidance: Financial Outlook

CuraGen’s consolidated net loss for 2006 is projected at $70 to $75 million. During 2006, CuraGen plans to continue making research and development investments in its clinical and preclinical oncology pipeline and, as a result, management foresees that consolidated 2006 research and development expenses will range from $65 to $70 million. CuraGen expects that general and administrative expenses will be approximately $23 million, an increase as compared to 2005 related primarily to the support of 454 Life Sciences’ continued growth.

Consolidated revenues for 2006 are expected to range from $35 to $38 million. 454 Life Sciences’ revenues, included in consolidated CuraGen revenues, are expected to grow from $18.7 million in 2005, to $30 to $35 million in 2006. During 2006, 454 Life Sciences expects to have continued revenue growth from sequencing services provided at their Measurement Services Center, as well as from the sale of instruments and reagents through Roche Applied Science under their exclusive 5-year license, supply and distribution agreement.

Interest income for 2006 is anticipated to decrease to approximately $5.5 million due to decreasing cash balances, and interest expense is expected to decrease to approximately $9.5 million. Capital expenditures are expected to be approximately $3.5 to $4 million in 2006. Depreciation and amortization expenses are anticipated to be approximately $10 million in 2006, compared to $8.8 million in 2005.

Consolidated cash burn for 2006 is anticipated to be approximately $70 to $75 million, including approximately $7 to $15 million at 454 Life Sciences in support of their continued investment in next-generation sequencing technologies.

454 Life Sciences: Upcoming Product Releases

454 Life Sciences continues to enhance its next-generation sequencing technology. By mid-year 2006, 454 Life Sciences expects to release an Ultra Deep Sequencing™ application enabling high resolution sequencing of targeted genes. At the same time, 454 Life Sciences will also release enhanced features for whole genome sequencing applications, including support for paired reads and software for the mapping and de novo assembly of genomes as large as 1 billion bases.

Ultra Deep Sequencing™ takes advantage of the Genome Sequencer 20’s capability to analyze greater than 200,000 unique DNA molecules in a single instrument run to inexpensively analyze genetic variation within viral samples, including HIV, or complex mixtures of cells, such as tumors.

CuraGen: Upcoming Presentations

•	2006 BMT Tandem Meetings, Honolulu, HI
o	A Phase II multi-center, randomized, double-blind, placebo-controlled trial of the safety and efficacy of velafermin (CG53135-05) administered intravenously as a single dose for the prevention of oral mucositis in patients receiving autologous hematopoietic stem cell transplant (AHSCT). Oral presentation date: Saturday, February 18, 2006.
o	A Phase I safety, tolerability, pharmacokinetic and pharmacodynamic assessment of velafermin in patients with active oral mucositis. Poster presentation date: Sunday, February 19, 2006.

•	2006 AACR Annual Meeting, Washington, D.C.
o	CR014-vcMMAE, a potent fully human monoclonal antibody-monomethylauristatin E conjugated drug targeting ovarian and renal cell carcinoma. Poster presentation date: Sunday, April 2, 2006.
o	Plasma and Cerebrospinal Fluid (CSF) Pharmacokinetics of the Histone Deacetylase (HDAC) Inhibitor, PXD101, in Non-Human Primates. Poster presentation date: Monday, April 3, 2006
o	Activity of the HDAC inhibitor, PXD101, used as monotherapy and combination therapy in preclinical NSCLC studies. Poster presentation date: Tuesday, April 4, 2006.
o	CR012, a secretory leukocyte protease inhibitor (SLPI) neutralizing fully human monoclonal antibody inhibits the growth of colon carcinoma in vitro and in vivo. Poster presentation date: Tuesday, April 4, 2006.

Non-GAAP Financial Measures

In this press release, CuraGen’s cash burn and operating cash burn excluding net cash used to repurchase convertible debt are non-GAAP financial measures. These measures are provided as a complement to results provided in accordance with GAAP because management believes it helps indicate underlying trends in CuraGen’s use of its cash and investments.

Conference Call Details and Dial-in Information

Date:	Thursday, February 2, 2006
Time:	5:00 p.m. ET
Dial-in:	877-272-5391 (domestic)
706-758-4315 (international)
Passcode:	4597920
Webcast:	Access to the live webcast is available on CCBN and at http://www.curagen.com.

A replay of the conference call will be available starting at 8:00 p.m. Eastern time on Thursday, February 2, 2006 through Thursday, March 2, 2006 by dialing 800-642-1687 (domestic) or 706-645-9291 (international). The passcode for the replay is 4597920. An archive of the webcast will be available for 30 days at http://www.curagen.com.

About CuraGen

CuraGen Corporation (NASDAQ: CRGN) is a biopharmaceutical company dedicated to improving the lives of patients by developing a pipeline of novel protein, antibody, and small molecule therapeutics in the areas of oncology, inflammatory diseases, and diabetes. CuraGen has established broad development alliances with Abgenix, TopoTarget, and Bayer, and its experienced preclinical and clinical teams are advancing CuraGen’s pipeline of products for unmet medical needs. CuraGen is headquartered in Branford, Connecticut. For additional information please visit http://www.curagen.com.

About 454 Life Sciences

454 Life Sciences, a 66% majority-owned subsidiary of CuraGen Corporation (Nasdaq: CRGN), is commercializing next-generation instrumentation and measurement services for rapidly and comprehensively conducting high-throughput nucleotide sequencing, with specific application to sequencing of whole genomes and ultra deep sequencing of target genes. 454 Life Sciences’ Genome Sequencer 20 System enables one individual to prepare and sequence an entire genome after performing a single sample preparation, irrespective of the size of the genome being studied. The hallmark of 454 Life Sciences’ technology is the PicoTiterPlate™, which allows a single instrument using patented light emitting sequencing chemistries to produce over 20 million nucleotide bases per five-hour run, totaling more than 100 times the capacity of instruments using the current macro-scale technology.

454 Life Sciences offers sequencing services directly to customers on a fee for service basis at their state-of-the-art Measurement Services Center. For additional information on 454 Life Sciences, please visit http://www.454.com. The Genome Sequencer 20 System and reagents are available exclusively from Roche Applied Sciences. For additional information on the Genome Sequencer 20 System and reagents, please visit http://www.roche-applied-science.com/sis/sequencing/genome/. 454 Life Sciences is headquartered in Branford, Connecticut.

Safe Harbor

This press release contains forward-looking statements, including statements about our growth and future financial and operating results, our expectation that CuraGen and 454 Life Sciences will accelerate their momentum in 2006, our expectation that we will initiate clinical trials of CR011 during the first half of 2006; 454 Life Sciences’ expectation that it will grow its contract sequencing services while simultaneously working with Roche to increase the sales of the Genome Sequencer 20 System and reagents to clients around the globe; and 454 Life Sciences’ expectation that by mid-year 2006, it will release an Ultra Deep Sequencing application enabling high throughput sequencing of targeted genes and also release enhance features for whole genome sequencing applications. Such statements are based on management’s current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. CuraGen cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: the risk that any one or more of CuraGen’s drug development programs will not proceed as planned for technical, scientific or commercial reasons or due to patient enrollment issues or based on new information from nonclinical or clinical studies or from other sources, the success of competing products and technologies, CuraGen’s stage of development as a biopharmaceutical company, government regulation and healthcare reform, technological uncertainty and product development risks, product liability exposure, uncertainty of additional funding, CuraGen’s history of incurring losses and the uncertainty of achieving profitability, reliance on research collaborations and strategic alliances, competition, patent infringement claims against CuraGen’s products, processes and technologies, CuraGen’s ability to protect its patents and proprietary rights and uncertainties relating to commercialization rights. Please refer to our Quarterly

Report on Form 10-Q for the period ended September 30, 2005 for a description of these risks. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

- FINANCIAL TABLES ATTACHED -

CURAGEN CORPORATION AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
	(unaudited)		(unaudited)
Revenue
Grant revenue	$851	$454	$2,826	$1,207
Instrument and reagent sales and royalties	6,319	—	12,558	—
Collaboration revenue	3,399	598	8,147	5,132

Total revenue	10,569	1,052	23,531	6,339

Operating expenses
Grant research	722	445	2,201	847
Cost of instrument and reagent sales	3,052	—	4,688	—
Research and development	15,622	15,670	69,080	72,743
Asset impairment	—	—	—	1,909
General and administrative	4,731	4,766	18,686	19,102
Restructuring and related charges	1,537	4,000	2,817	4,000

Total operating expenses	25,664	24,881	97,472	98,601

Loss from operations	(15,095)	(23,829)	(73,941)	(92,262)
Interest income	1,876	2,089	8,271	8,266
Interest expense	(2,331)	(3,359)	(11,701)	(12,941)
Gain (loss) on extinguishment of debt	—	—	1,766	(294)

Loss before income tax (expense) benefit and minority interest in subsidiary loss	(15,550)	(25,099)	(75,605)	(97,231)
Income tax (expense) benefit	(117)	887	168	1,182
Minority interest in subsidiary loss	40	1,524	2,193	5,652

Net loss	$(15,627)	$(22,688)	$(73,244)	$(90,397)

Basic and diluted net loss per share	$(0.29)	$(0.45)	$(1.41)	$(1.81)

Weighted average number of shares used in computing basic and diluted net loss per share	54,575	50,096	51,991	49,943

SELECTED BALANCE SHEET INFORMATION

			December 31, 2005	December 31, 2004
			(unaudited)
Cash and investments			$226,528	$328,120
Working capital			213,813	312,024
Total assets			270,457	369,212
Total long-term liabilities			190,996	241,000
Accumulated deficit			453,133	379,889
Stockholders' equity			56,436	106,897